News Release
	First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450 www.firstmidwest.com

FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens (Investors) EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf (Media) SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2014 FIRST QUARTER RESULTS

EPS Up 20% - Improved Asset Quality -
Strong Loan Growth - Lower Noninterest Expense

ITASCA, IL, April 22, 2014 - Today, First Midwest Bancorp, Inc. (the "Company" or "First Midwest") (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the "Bank"), reported results of operations and financial condition for the first quarter of 2014. Net income applicable to common shares for the first quarter of 2014 was $17.4 million, or $0.24 per share. This compares to $14.4 million, or $0.20 per share, for the first quarter of 2013 and $18.9 million, or $0.26 per share, for the fourth quarter of 2013.

"Performance for the quarter was solid, reflecting continued progress on a number of our strategic priorities," said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. "Results for the first quarter of 2014 were 20% improved over this same time last year, largely on the strength of diversified business growth, continued improvement in our credit profile, and lower operating overhead. Prior quarter comparisons reflected strong growth in our commercial lending and wealth management businesses, as well as stable net interest margins. However, the positive impact of these benefits was lessened in part by the operating impact of unusually harsh weather conditions in the Midwest."

Mr. Scudder continued, "We continue to deliver on our priorities of growing and diversifying our revenues while maintaining a disciplined risk profile. Loans grew 10% from the prior year quarter reflecting continued commercial sales. Over the same period, wealth management revenues improved 11%, with trust assets under management now standing at over $7 billion."

Mr. Scudder concluded, "Looking ahead, our expectations for continuing economic recovery and the strength of our core deposit funding, asset sensitivity, and capital foundation leave us well positioned to grow and return value to our shareholders."

SELECT HIGHLIGHTS

Generating Business Momentum

•	Grew total loans, excluding covered loans, by 10% from March 31, 2013 and 8% annualized from December 31, 2013.

•	Increased earnings per share by 20% compared to the first quarter of 2013.

•	Grew wealth management fees by 11% from March 31, 2013 and achieved 12.4% growth in assets under management to over $7 billion.

•	Maintained noninterest income at $27 million, consistent with the first and fourth quarters of 2013.

•	Maintained net interest margin of 3.61%, consistent with the fourth quarter of 2013.

•	Decreased noninterest expense by 2% compared to the first and fourth quarters of 2013, despite comparatively higher weather related occupancy costs of $705,000 and $1.2 million, respectively.

Improving Credit and Strengthening Capital

•	Decreased non-performing assets by 27% compared to March 31, 2013 and 12% compared to December 31, 2013.

•	Reduced performing potential problem loans by 21% compared to March 31, 2013.

•	Recorded annualized net loan charge-offs to average loans, excluding covered loans, of 0.48%, consistent with the full year of 2013.

•	Grew Tier 1 common capital to risk-weighted assets to 10.39% as of March 31, 2014, a 77 basis point improvement from March 31, 2013.

Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2014			December 31, 2013			March 31, 2013
	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)
Assets:
Other interest-earning assets	$537,137	$382	0.29	$610,792	$448	0.29	$584,170	$434	0.30
Trading securities	17,470	28	0.64	16,569	72	1.74	14,357	36	1.00
Investment securities (1)	1,167,803	10,403	3.56	1,211,868	10,582	3.49	1,175,063	9,940	3.38
Federal Home Loan Bank and Federal Reserve Bank stock	35,161	335	3.81	35,161	332	3.78	47,232	339	2.87
Loans (1)(2)	5,722,457	61,518	4.36	5,675,293	63,728	4.45	5,372,034	63,450	4.79
Total interest-earning assets (1)	7,480,028	72,666	3.93	7,549,683	75,162	3.95	7,192,856	74,199	4.18
Cash and due from banks	111,500			123,128			110,073
Allowance for loan and covered loan losses	(86,726)			(91,860)			(99,086)
Other assets	777,685			793,359			867,458
Total assets	$8,282,487			$8,374,310			$8,071,301
Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	$3,652,938	792	0.09	$3,678,591	788	0.08	$3,503,930	892	0.10
Time deposits	1,196,449	1,805	0.61	1,234,517	1,953	0.63	1,374,529	2,428	0.72
Borrowed funds	222,491	383	0.70	213,761	390	0.72	199,891	442	0.90
Senior and subordinated debt	190,949	3,015	6.40	207,162	3,301	6.32	214,796	3,435	6.49
Total interest-bearing liabilities	5,262,827	5,995	0.46	5,334,031	6,432	0.48	5,293,146	7,197	0.55
Demand deposits	1,928,289			1,956,570			1,740,825
Total funding sources	7,191,116			7,290,601			7,033,971
Other liabilities	75,969			87,250			89,270
Stockholders’ equity - common	1,015,402			996,459			948,060
Total liabilities and stockholders’ equity	$8,282,487			$8,374,310			$8,071,301
Net interest income/margin (1)		$66,671	3.61		$68,730	3.62		$67,002	3.77

(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This non-GAAP financial measure assists management in comparing revenue from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income.
(2) This item includes covered interest-earning assets consisting of loans acquired through the Company’s Federal Deposit Insurance Corporation (“FDIC”)-assisted transactions subject to loss sharing agreements and the related FDIC indemnification asset.

For the first quarter of 2014, average interest-earning assets decreased $69.7 million from the fourth quarter of 2013 driven by a decline in other interest-earning assets and investment securities, which was partially offset by growth in the loan portfolio. Compared to the first quarter of 2013, average interest-earning assets rose $287.2 million primarily from loan growth.

The decrease in total interest-bearing liabilities of $71.2 million from the fourth quarter of 2013 resulted from lower levels of time deposits and senior and subordinated debt, in addition to seasonal declines in interest-bearing transaction deposits. Compared to the first quarter of 2013, the reduction in time deposits and senior and subordinated debt more than offset the rise in interest-bearing transaction deposits.

Tax-equivalent net interest margin for the current quarter was 3.61%, remaining stable compared to the fourth quarter of 2013 and decreasing 16 basis points from the first quarter of 2013. Compared to both prior periods, the decline in the yield on loans reflects the continued shift in the loan mix to floating rate loans as well as the decline in higher yielding covered interest earning assets. The $2.1 million decline in net interest income from the linked quarter resulted from two fewer days in the quarter and the shift in the loan mix, which was mitigated by loan growth and an improved funding mix.

Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			March 31, 2014 Percent Change From
	March 31, 2014	December 31, 2013	March 31, 2013	December 31, 2013	March 31, 2013
Service charges on deposit accounts	$8,020	$9,259	$8,677	(13.4)	(7.6)
Wealth management fees	6,457	6,202	5,839	4.1	10.6
Card-based fees	5,335	5,517	5,076	(3.3)	5.1
Mortgage banking income	1,115	1,055	1,966	5.7	(43.3)
Merchant servicing fees	2,709	2,585	2,554	4.8	6.1
Other service charges, commissions, and fees	1,413	2,094	1,646	(32.5)	(14.2)
Total fee-based revenues	25,049	26,712	25,758	(6.2)	(2.8)
Net securities gains	1,073	147	—	N/M	N/M
Other income	937	897	781	4.5	20.0
Net trading gains (1)	191	1,057	1,036	(81.9)	(81.6)
Loss on early extinguishment of debt	—	(1,034)	—	N/M	N/M
Total noninterest income	$27,250	$27,779	$27,575	(1.9)	(1.2)

N/M - Not meaningful.

(1) Net trading gains result from changes in the fair value of diversified investment securities held in a grantor trust under deferred compensation agreements and are substantially offset by nonqualified plan expense for each period presented.

Total noninterest income of $27.3 million was consistent with the fourth quarter and first quarter of 2013. For the linked quarters, growth in wealth management fees, mortgage banking income, and merchant servicing fees mitigated decreases in service charges on deposit accounts and fee income generated by sales of capital market products to commercial clients. New customer relationships drove the increase in wealth management fees as trust assets under management increased 5.7% to $7.1 billion compared to the fourth quarter of 2013. Seasonally lower volumes of non-sufficient funds ("NSF") transactions contributed to the decrease in service charges on deposit accounts. Additionally, the Company recorded a pre-tax securities gain of $1.1 million from the sale of a portion of its hedge fund investment.

Compared to the first quarter of 2013, growth in wealth management fees, card-based fees, merchant servicing fees, and net securities gains substantially offset decreases in NSF transactions, mortgage banking income, and fees from sales of capital market products. Wealth management fees grew due to a 12.4% increase in assets under management compared to the first quarter of 2013. During the first quarter of 2013, we sold $54.0 million of 1-4 family mortgage loans in the secondary market compared to $50.8 million in loans sold in the first quarter of 2014. Decreases in market pricing contributed to the decline in mortgage banking income compared to the first quarter of 2013.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			March 31, 2014 Percent Change From
	March 31, 2014	December 31, 2013	March 31, 2013	December 31, 2013	March 31, 2013
Salaries and employee benefits:
Salaries and wages	$27,197	$27,286	$27,839	(0.3)	(2.3)
Nonqualified plan expense (1)	186	1,305	1,124	(85.7)	(83.5)
Retirement and other employee benefits	6,108	6,399	7,606	(4.5)	(19.7)
Total salaries and employee benefits	33,491	34,990	36,569	(4.3)	(8.4)
Net occupancy and equipment expense	9,391	7,910	8,147	18.7	15.3
Professional services	5,389	5,592	5,218	(3.6)	3.3
Technology and related costs	3,074	2,984	2,483	3.0	23.8
Net OREO expense	1,556	2,815	1,799	(44.7)	(13.5)
Advertising and promotions	1,613	2,144	1,410	(24.8)	14.4
Merchant card expense	2,213	2,076	2,044	6.6	8.3
Cardholder expenses	1,014	1,019	929	(0.5)	9.1
Other expenses	5,927	5,264	6,215	12.6	(4.6)
Total noninterest expense	$63,668	$64,794	$64,814	(1.7)	(1.8)

(1) Nonqualified plan expense results from changes in the Company’s obligation to participants under deferred compensation agreements and is substantially offset by earnings on related assets included in noninterest income.

Total noninterest expense for the first quarter of 2014 decreased nearly 2% compared to the fourth and first quarters of 2013.

The decrease in retirement and other employee benefits expense compared to both prior periods presented was primarily the result of changes to the Company's defined benefit pension plan instituted in the second quarter of 2013, partially offset by an increase in other employee benefit accruals.

Net occupancy and equipment expense rose compared to both prior periods presented due primarily to higher utilities and snow removal costs during the first quarter of 2014.

The decline in net OREO expense from both prior periods was driven by net gains on sales of OREO properties in the first quarter of 2014 compared to net losses on sales. Higher levels of OREO valuation adjustments recorded in the first quarter of 2014 partially offset the positive variance compared to the first quarter of 2013.

Advertising and promotions expense was elevated in the fourth quarter of 2013 due to the timing of certain advertising costs. The rise in advertising and promotions expense in the first quarter of 2014 compared to the first quarter of 2013 reflects our "Bank with Momentum" branding campaign that was launched in the second quarter of 2013.

A $770,000 reduction in the reserve for unfunded commitments in the fourth quarter of 2013 resulted in lower other expenses compared to the first quarter of 2014.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition
(Dollar amounts in thousands)

	As Of			March 31, 2014 Percent Change From
	March 31, 2014	December 31, 2013	March 31, 2013	December 31, 2013	March 31, 2013
Corporate
Commercial and industrial	$1,917,396	$1,830,638	$1,659,872	4.7	15.5
Agricultural	321,343	321,702	274,991	(0.1)	16.9
Commercial real estate:
Office	454,962	459,202	465,279	(0.9)	(2.2)
Retail	389,010	392,576	385,413	(0.9)	0.9
Industrial	504,122	501,907	493,564	0.4	2.1
Multi-family	337,332	332,873	298,117	1.3	13.2
Construction	181,012	186,197	176,242	(2.8)	2.7
Other commercial real estate	822,934	807,071	743,076	2.0	10.7
Total commercial real estate	2,689,372	2,679,826	2,561,691	0.4	5.0
Total corporate loans	4,928,111	4,832,166	4,496,554	2.0	9.6
Consumer
Home equity	475,103	427,020	379,352	11.3	25.2
1-4 family mortgages	240,561	275,992	263,286	(12.8)	(8.6)
Installment	49,315	44,827	36,079	10.0	36.7
Total consumer loans	764,979	747,839	678,717	2.3	12.7
Total loans, excluding covered loans	5,693,090	5,580,005	5,175,271	2.0	10.0
Covered loans	122,387	134,355	186,687	(8.9)	(34.4)
Total loans	$5,815,477	$5,714,360	$5,361,958	1.8	8.5

Total loans, excluding covered loans, of $5.7 billion rose by $113.1 million, or 8.1% on an annualized basis, from December 31, 2013 driven by strong growth in the commercial and industrial, other commercial real estate, and home equity portfolios, which more than offset the decline in the 1-4 family mortgages portfolio. In response to market conditions, the Company purchased $48.7 million of high-quality, shorter duration, floating rate home equity loans and sold $35.4 million of longer-term, fixed rate 1-4 family mortgages in the first quarter of 2014.
Compared to March 31, 2013, total loans, excluding covered loans, increased by 10.0%, or $517.8 million, from growth across the majority of the loan categories.

Overall, the loan portfolio continues to benefit from well-balanced growth reflecting credits of varying size, distributed across our market footprint. The Company experienced strong growth in the commercial and industrial and agricultural loan categories, reflecting the impact of greater resource investments and expansion into certain sector-based lending areas, such as agri-business, asset-based lending, and healthcare.

Asset Quality
(Dollar amounts in thousands)

	As Of			March 31, 2014 Percent Change From
	March 31, 2014	December 31, 2013	March 31, 2013	December 31, 2013	March 31, 2013
Asset quality, excluding covered loans and covered OREO
Non-accrual loans	$64,217	$59,798	$95,397	7.4	(32.7)
90 days or more past due loans	4,973	3,708	5,552	34.1	(10.4)
Total non-performing loans	69,190	63,506	100,949	9.0	(31.5)
Accruing troubled debt restructurings (“TDRs”)	6,301	23,770	2,587	(73.5)	N/M
OREO	30,026	32,473	39,994	(7.5)	(24.9)
Total non-performing assets	$105,517	$119,749	$143,530	(11.9)	(26.5)
30-89 days past due loans	$12,861	$20,742	$22,222	(38.0)	(42.1)
Performing potential problem loans:
Special mention	$84,908	$77,564	$121,041	9.5	(29.9)
Substandard	75,096	78,390	81,624	(4.2)	(8.0)
Total performing potential problem loans (1)	$160,004	$155,954	$202,665	2.6	(21.1)
Non-accrual loans to total loans	1.13%	1.07%	1.84%
Non-performing loans to total loans	1.22%	1.14%	1.95%
Non-performing assets to loans plus OREO	1.84%	2.13%	2.75%
Performing potential problem loans to total loans (1)	2.81%	2.79%	3.92%
Allowance for Credit Losses
Allowance for loan losses	$69,203	$72,946	$85,364	(5.1)	(18.9)
Allowance for covered loan losses	11,429	12,559	12,227	(9.0)	(6.5)
Total allowance for loan and covered loan losses	80,632	85,505	97,591	(5.7)	(17.4)
Reserve for unfunded commitments	1,616	1,616	2,866	—	(43.6)
Total allowance for credit losses	$82,248	$87,121	$100,457	(5.6)	(18.1)
Allowance for credit losses to loans, including covered loans	1.41%	1.52%	1.87%
Allowance for credit losses to loans, excluding covered loans	1.24%	1.34%	1.70%
Allowance for credit losses to non-accrual loans, excluding covered loans	110.28%	124.69%	92.49%

N/M - Not meaningful.

(1) Total performing potential problem loans excludes accruing TDRs of $2.4 million as of March 31, 2014, $2.8 million as of December 31, 2013, and $1.3 million as of March 31, 2013.

Non-accrual loans, excluding covered loans, increased $4.4 million, or 7.4%, from December 31, 2013. This increase was largely driven by a single corporate loan relationship for which a specific reserve was established. Non-performing assets, excluding covered loans, decreased by $14.2 million, or 11.9%, from December 31, 2013, which resulted primarily from lower levels of accruing TDRs and OREO. Two accruing TDRs totaling $18.8 million were returned to performing status in the first quarter of 2014 due to sustained payment performance in accordance with their modified terms, which represent market rates at the time of restructuring.

Performing potential problem loans remained stable compared to the fourth quarter of 2013 and are at pre-recession levels.

Loans 30-89 days past due were $12.9 million at March 31, 2014, decreasing 38.0% from December 31, 2013.

Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2014	% of Total	December 31, 2013	% of Total	March 31, 2013	% of Total
Net loan charge-offs (1):
Commercial and industrial	$1,367	20.5	$2,528	50.0	$996	14.6
Agricultural	153	2.3	(58)	(1.1)	90	1.3
Office, retail, and industrial	1,025	15.4	882	17.4	1,260	18.5
Multi-family	89	1.3	(10)	(0.2)	160	2.3
Construction	503	7.6	(934)	(18.5)	563	8.3
Other commercial real estate	1,627	24.5	776	15.4	1,505	22.0
Consumer	1,890	28.4	1,868	37.0	2,257	33.0
Net loan charge-offs, excluding covered loans	6,654	100.0	5,052	100.0	6,831	100.0
Net covered loan charge-offs (1)	(340)		271		698
Total net loan charge-offs	$6,314		$5,323		$7,529
Net loan charge-offs to average loans, excluding covered loans, annualized:
Quarter-to-date	0.48%		0.36%		0.54%
Year-to-date	0.48%		0.48%		0.54%

(1) Amounts represent charge-offs, net of recoveries.

Year-to-date, annualized net loan charge-offs to average loans, excluding covered loans, remained consistent at 0.48% compared to the full year of 2013 and decreased 11% compared to the first quarter of 2013.

CAPITAL MANAGEMENT

Capital Ratios
(Dollar amounts in thousands)

	March 31, 2014	December 31, 2013	March 31, 2013	Regulatory Minimum For “Well- Capitalized”	Excess Over Required Minimums at March 31, 2014
Regulatory capital ratios:
Total capital to risk-weighted assets	12.20%	12.39%	12.05%	10.00%	22%	$153,885
Tier 1 capital to risk-weighted assets	10.92%	10.91%	10.55%	6.00%	82%	$343,176
Tier 1 leverage to average assets	9.53%	9.18%	8.75%	5.00%	91%	$362,356
Tier 1 common capital to risk-weighted assets (1)	10.39%	10.37%	9.62%	N/A	N/A	N/A
Tangible common equity ratios (2):
Tangible common equity to tangible assets	9.25%	9.09%	8.66%	N/A	N/A	N/A
Tangible common equity, excluding other comprehensive loss, to tangible assets	9.49%	9.43%	8.88%	N/A	N/A	N/A
Tangible common equity to risk-weighted assets	10.67%	10.67%	10.52%	N/A	N/A	N/A
Non-performing assets to tangible common equity and allowance for credit losses	12.76%	14.74%	18.55%	N/A	N/A	N/A

N/A - Ratio is not subject to formal Federal Reserve regulatory guidance.

(1) Excludes the impact of trust-preferred securities.
(2) Tangible common equity (“TCE”) represents common stockholders’ equity less goodwill and identifiable intangible assets. In management’s view, Tier 1 common capital and TCE measures are meaningful to the Company, as well as analysts and investors, in assessing the Company’s use of equity and in facilitating comparisons with competitors.

The slight decline in the total capital to risk-weighted assets ratio compared to December 31, 2013 was due to an increase in risk-weighted assets resulting from loan growth, which more than offset the increase in total capital from earnings for the first quarter of 2014 and the increase in allowable deferred tax assets. The tier 1 leverage to average assets ratio increased 35 basis points from December 31, 2013 driven by strong earnings, the increase in allowable deferred tax assets, and a reduction in average assets. The Company’s regulatory ratios exceeded all regulatory mandated ratios for characterization as “well-capitalized” as of March 31, 2014.

About the Company

First Midwest is the premier relationship-based financial institution in the dynamic Chicagoland banking market. As one of Illinois' largest independent bank holding companies, First Midwest provides a full range of business and retail banking and wealth management services through approximately 90 banking offices located in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. The Company website is www.firstmidwest.com.

Safe Harbor Statement

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. The Company undertakes no duty to update any forward-looking statements contained in this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, April 23, 2014 at 10:00 AM (ET). Members of the public who would like to listen to the conference call should dial (888) 317-6016 (U.S. domestic) or (412) 317-6016 (international) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international) conference I.D. 10043720 beginning one hour after completion of the live call until 9:00 A.M. (ET) on April 30, 2014. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:
·Condensed Consolidated Statements of Financial Condition ·Condensed Consolidated Statements of Income

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Condensed Consolidated Statements of Financial Condition
Unaudited
(Amounts in thousands)

	March 31, 2014	December 31, 2013	March 31, 2013
Assets
Cash and due from banks	$198,544	$110,417	$95,983
Interest-bearing deposits in other banks	393,768	476,824	457,333
Trading securities, at fair value	17,774	17,317	15,544
Securities available-for-sale, at fair value	1,080,750	1,112,725	1,246,679
Securities held-to-maturity, at amortized cost	43,251	44,322	31,443
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	35,161	35,161	47,232
Loans, excluding covered loans	5,693,090	5,580,005	5,175,271
Covered loans	122,387	134,355	186,687
Allowance for loan and covered loan losses	(80,632)	(85,505)	(97,591)
Net loans	5,734,845	5,628,855	5,264,367
OREO, excluding covered OREO	30,026	32,473	39,994
Covered OREO	7,355	8,863	14,774
FDIC indemnification asset	15,537	16,585	28,958
Premises, furniture, and equipment	119,219	120,204	118,617
Investment in BOLI	193,673	193,167	206,706
Goodwill and other intangible assets	275,605	276,366	280,240
Accrued interest receivable and other assets	183,011	180,128	207,949
Total assets	$8,328,519	$8,253,407	$8,055,819
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$1,961,371	$1,911,602	$1,738,110
Interest-bearing deposits	4,855,386	4,854,499	4,862,685
Total deposits	6,816,757	6,766,101	6,600,795
Borrowed funds	223,699	224,342	208,854
Senior and subordinated debt	190,964	190,932	214,811
Accrued interest payable and other liabilities	76,674	70,590	77,908
Total liabilities	7,308,094	7,251,965	7,102,368
Common stock	858	858	858
Additional paid-in capital	406,009	414,293	409,077
Retained earnings	866,132	853,740	800,343
Accumulated other comprehensive loss, net of tax	(19,772)	(26,792)	(16,889)
Treasury stock, at cost	(232,802)	(240,657)	(239,938)
Total stockholders’ equity	1,020,425	1,001,442	953,451
Total liabilities and stockholders’ equity	$8,328,519	$8,253,407	$8,055,819

Condensed Consolidated Statements of Income
Unaudited
(Amounts in thousands, except per share data)

	Quarters Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Interest Income
Loans, excluding covered loans	$59,002	$60,068	$59,431
Covered loans	1,938	3,062	3,449
Investment securities	8,005	8,138	7,356
Other short-term investments	745	852	809
Total interest income	69,690	72,120	71,045
Interest Expense
Deposits	2,597	2,741	3,320
Borrowed funds	383	390	442
Senior and subordinated debt	3,015	3,301	3,435
Total interest expense	5,995	6,432	7,197
Net interest income	63,695	65,688	63,848
Provision for loan and covered loan losses	1,441	—	5,674
Net interest income after provision for loan and covered loan losses	62,254	65,688	58,174
Noninterest Income
Service charges on deposit accounts	8,020	9,259	8,677
Wealth management fees	6,457	6,202	5,839
Card-based fees	5,335	5,517	5,076
Mortgage banking income	1,115	1,055	1,966
Other service charges, commissions, and fees	4,122	4,679	4,200
Net securities gains	1,073	147	—
Other income	1,128	920	1,817
Total noninterest income	27,250	27,779	27,575
Noninterest Expense
Salaries and employee benefits	33,491	34,990	36,569
Net occupancy and equipment expense	9,391	7,910	8,147
Professional services	5,389	5,592	5,218
Technology and related costs	3,074	2,984	2,483
Net OREO expense	1,556	2,815	1,799
Other expenses	10,767	10,503	10,598
Total noninterest expense	63,668	64,794	64,814
Income before income tax expense	25,836	28,673	20,935
Income tax expense	8,172	9,508	6,293
Net income	17,664	19,165	14,642
Net income applicable to non-vested restricted shares	(225)	(260)	(212)
Net income applicable to common shares	$17,439	$18,905	$14,430
Diluted earnings per common share	$0.24	$0.26	$0.20
Dividends declared per common share	$0.07	$0.07	$0.01
Weighted average diluted common shares outstanding	74,159	74,042	73,874